UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C/A INFORMATION

Amendment 2 to Information Statement Pursuant to

Section 14(c) of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐Definitive Information Statement

PIPELINE DATA INC.

(Name of Registrant as Specified In Its Charter)

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PIPELINE DATA INC.
4400 North Point Parkway
Alpharetta, GA 30022
678-867-6000

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

To Our Stockholders:

This information statement is first being furnished on or about August ___, 2009 to stockholders of record as of June 17, 2009 (the “notice date”) of Pipeline Data Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), to advise such stockholders of certain actions to be taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the common stock of the Company. The Company’s 2008 annual report is being mailed to stockholders concurrently with this information statement.

On June 16, 2009, the Company received a written consent in lieu of a meeting of stockholders from the holders of a majority of the outstanding shares of common stock of the Company, in connection with the following corporate actions:

(1)	approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation:

(a)       to increase the number of authorized shares of common stock, par value $.001 per share (“Common Stock”), from 150,000,000 shares to 500,000,000 shares of Common Stock,

(b)       to increase the number of authorized shares of preferred stock, par value $.001 (“Preferred Stock”), from 5,000,000 shares to 10,000,000 shares, and

(c)       to authorize the Board of Directors of the Company by resolution, duly adopted from time to time, to determine and state the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of preferred stock the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock;

(2)         approval of an amendment to correct the Company’s previously filed Certificate of Amendment and Restatement of Certificate of Incorporation to expressly clarify that the application of Section 203 of the Delaware General Corporation Law relating to interested stockholders shall not govern; and

(3)       approval of an amendment to the Company’s 2005 Stock Incentive Plan (the “Plan”) to increase the shares authorized for issuance under the Plan by 65,000,000, resulting in a total of 75,000,000 shares of our Stock being available for future awards and to add the ability to grant awards of stock appreciation rights under the Plan.

These corporate actions will not become effective until at least twenty (20) calendar days after mailing this information statement to stockholders of record on June 17, 2009.

The decision to forgo holding a meeting of stockholders and to rely upon the stockholders acting by written consent in lieu of an annual meeting to ratify and approve the proposed actions is authorized by Section 228 (a) of the Delaware General Corporation Law (the “DGCL”), which provides that, “Unless otherwise provided in the certificate of incorporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted...” Article Seventh, Paragraph 7 of the Company’s Certificate of Incorporation, specifically allows for written stockholder consent without a meeting in accordance with the language of Section 228(a) of the DGCL. In accordance with Sections 228, 242 and 245 of the DGCL, a majority of the total shares of the Company’s Common Stock outstanding was required to approve the actions set forth in this information statement. In accordance with Section 228(e) of the DGCL, prompt notice of these corporate actions is being provided to our stockholders.

In order to eliminate the costs and management time involved in holding an annual meeting and in order to effect or ratify the proposals as early as possible, the Board of Directors of the Company voted on April 23, 2009 to utilize the written consent of the majority stockholders.

Sincerely, /s/ Sheila G. Corvino Sheila G. Corvino Corporate Secretary and General Counsel

2

PIPELINE DATA INC.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DEFINED BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE STOCKHOLDERS OWNING A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK (THE “MAJORITY STOCKHOLDERS”). A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

This information statement contains a summary of the material aspects of the actions approved by the Board of Directors and the holders of the majority of the outstanding common stock of the Company.

You are being provided with this information statement pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the actions set forth below will not become effective until at least twenty (20) calendar days after the mailing of this information statement.

APPROVED CORPORATE ACTIONS

CORPORATE ACTION ONE- Amendment and Restatement of Our Amended and Restated Certificate of Incorporation

Our Board of Directors and the holders of a majority of our outstanding Common Stock have adopted and approved resolutions to amend and restate the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Appendix A to give effect to the following amendments:

to increase the authorized number of shares of Common Stock of the Company from 150,000 shares to 500,000,000 shares;

to increase the authorized number of shares of Preferred Stock of the Company from 5,000,000 shares to 10,000,000 shares; and

to authorize the Board of Directors of the Company by resolution, duly adopted from time to time, to determine and state the classes, series and the number of each class or series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of preferred stock the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock.

Amendment:

Article Fourth of the Certificate of Incorporation is amended in its entirety as follows:

FOURTH

The total number of shares of stock which the Corporation shall have the authority to issue is 510,000,000. The par value of each of such shares is $.001.

500,000,000 of such shares shall be common stock.

10,000,000 of such shares shall be preferred stock. The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock. The voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock of each series of the preferred stock, if any, may differ from those of any and all other series at any time outstanding. Any shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

Discussion of Amendment:

Increase in Authorized Common Stock

Our Board of Directors and the holders of a majority of our outstanding Common Stock determined that the best interests of the Company and its stockholders will be served by amending and restating the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 150,000,000 shares to 500,000,000 shares in order to enable the company to maintain a sufficient amount of authorized but unissued shares to honor the exercise or conversion of new and existing options, stock appreciation rights (authorized by these corporate actions) and convertible preferred stock held by the Company’s existing Stockholders. The newly authorized shares of Common Stock will have voting and other rights identical to those of the currently authorized shares of common stock.

Increase in Authorized Preferred Stock and Board of Directors’ Authority to Prescribe voting and other powers, rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock

Our Board of Directors and the holders of a majority of our outstanding Common Stock determined that it would be in the best interests of the Company and its stockholders to amend and restate the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of Preferred Stock that the Company is authorized to issue from 5,000,000 shares to 10,000,000 and to grant the Board of Directors the authority to determine and state the classes, series and the number of each class or series of preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon any wholly unissued series of preferred stock.

Exchange of Previously Issued Common Stock and Series A Preferred Stock for Series B Preferred Stock

On February 17, 2009, we closed the transactions contemplated by the Stock Purchase Agreement between our company and Pipeline Holdings, LLC (“Holdings”), initially signed February 2, 2009, including the purchase of a $15 face amount preferred stock instrument by Holdings. Pursuant to the terms of the agreement Holdings received 82,854,292 shares of our common stock, $.001 par value, (“Common Stock”) and 5 million shares of Series A Convertible Preferred Stock (“Series A Preferred”). Our Series A Preferred is non-voting preferred stock with a par value of $.001 per share. The Series A Preferred currently ranks senior to all other classes and series of the Corporation’s equity securities. Each Series A Preferred share is convertible into our Common Stock at 12.2 cents per share with a 16% payment-in-kind (PIK) per annum, compounded monthly. As of March 31, 2009, the accrued but undeclared cumulative dividend equals $273,293. Each share of stock is convertible into shares of fully paid and non-assessable common stock at the option of the holder. The number shares of Common Stock to be issued are determined by dividing the original face amount of $3.00 per Series A Preferred share by the conversion price per common share of $0.122. In the event that any Series A Preferred are converted, redeemed, or exchanged for another series of preferred stock, they will be cancelled and will not be reissued.

Upon the effectiveness of amendments to our Certificate of Incorporation as contemplated by Corporate Action One of this information statement, the Company will file a Certificate of Designations and Preferences for our new Series B Convertible Preferred Stock (“Series B Certificate of Designations and Preferences”) and all issued and outstanding Series A Preferred and the 82,854,292 shares of Common Stock of Holding’s shall be automatically exchanged for 5 million shares of the Series B Convertible Preferred Stock (“Series B Preferred”). Series B Preferred is identical to the currently outstanding Series A Preferred except that Series B Preferred has voting rights. Upon the occurrence of the automatic exchange from Series A Preferred to Series B

Preferred, there shall be 5 million shares of Series B Preferred representing a $15 million face amount preferred convertible stock instrument convertible into our Common Stock at 12.2 cents per share with a 16% PIK. The 5 million shares of Series B Preferred shall be initially convertible into 122,950,820 shares or 75% of our Common Stock subject to adjustments for any stock dividends, splits, combinations and similar events.

Neither the Series A Preferred nor the Series B Preferred is redeemable. The Series A Preferred shares and the Series B Preferred shares are automatically convertible into Common Stock of the Company in the event of certain liquidity events such as (i) the Company’s sale of its Common Stock in a firm commitment underwritten public offering on the New York Stock Exchange or Nasdaq GS, among other things, yielding net proceeds to the Corporation of no less than $100,000,000 in the aggregate, (ii) the date specified by written consent of the holders of Preferred Stock, (iii) upon the effectiveness of a registration statement covering resale of common stock or common stock equivalents pursuant to the terms of a private placement of securities by the Corporation among other things, yielding net proceeds to the Corporation of no less than $100,000,000 in the aggregate; or (iv) when the daily volume-weighted average price of the Common Stock as determined by the primary trading market on which the stock trades (or if not trading by the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser) shall equal or exceed approximately $9.00 for at least twenty (20) trading days in any thirty (30) consecutive trading-day period ending on the date of conversion, and the trading volume shall equal or exceed the 4,000,000 shares. Adjustments are made for any stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

The Series A Preferred shares have a liquidation preference that entitles them to receive, prior to the holders of common stock, an amount per share equal to the sum of (i) at all times prior to the amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation to 500,000,000 shares, (A) ten (10) times the applicable original face amount of $3.00 per share plus (B) declared or accrued but unpaid dividends on such share or (ii) at all times after such amendment, two (2) times the original face amount price for such series of Series A Preferred, plus declared or accrued but unpaid dividends on such share. At March 31, 2009, 125,190,927 shares of common stock were reserved for the conversion of Preferred Stock.

To the knowledge of management, there are no present arrangements or pledges of securities of the company which may result in a further change in control of the company.

Potential Anti-Takeover Effects

An increase in the authorized shares of common stock could adversely affect the ability of third parties to takeover or change the control of the company, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the increase in the authorized shares of common stock is being undertaken in order to enable the company to maintain a sufficient amount of authorized but unissued shares to honor the exercise or conversion of new and existing options, stock appreciation rights (authorized by these corporate actions) and the convertible preferred stock held by the Company’s existing Stockholders. The increased in authorized shares of Common Stock is not being undertaken in response to any effort of which we are aware to accumulate shares of our common stock or a further change in control of the Company, nor is it part of a plan by management to recommend a series of similar transactions that could be construed to affect the ability of third parties to take over or change the control of the Company.

CORPORATE ACTION TWO – Approval of amendment to correct the previously filed Certificate of Amendment and Restatement of Certificate of Incorporation to clarify that the application of Section 203 of the Delaware General Corporation Law relating to interested stockholders shall not govern the Company.

On June 6, 2001, the Company filed a Certificate of Amendment and Restatement of Certificate of Incorporation with the Delaware Secretary of State. As filed, Article Eleventh of the attached Amended and Restated Certificate of Incorporation, provided that “The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.” While the restatement is correct, the prefatory language contained in the Certificate of Amendment and Restatement contains a typographical error. The Certification of the then Chief Executive Officer certified that the Company’s Board of Directors resolved that “the application of Section 203 relating to interested directors shall not govern.” The statement should have read that “the application of Section 203 relating to interested stockholders shall not govern.”

Our Board of Directors and the holders of a majority of our outstanding Common Stock have adopted and approved a resolution to amend and correct this provision in the Certificate of Amendment and Restatement of Certificate of Incorporation as follows:

Amendment:

“(e)	the application of Section 203 relating to interested stockholders shall not govern; and”.

Discussion of Section 203 - Statutory Business Combination Provision.

Section 203 of the Delaware General Corporation Law (“Section 203”) provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the

Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and by the holders of at least 66-2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaws or charter amendment may not become effective until 12 months after the date it is adopted. The Company adopted the amendment to exclude itself from the coverage of Section 203 on June 6, 2001. The corporate action we notify you of today, corrects the typographical error in the certificate. Our Board of Directors and the holders of a majority of our outstanding Common Stock determined that it would be in the best interests of the Company and its stockholders to correct this typographical error.

CORPORATE ACTION THREE - Amendment and Restatement of Our 2005 Stock Incentive Plan to Increase Authorized Shares and to Allow Stock Appreciation Rights

Our Board of Directors and the holders of a majority of our outstanding Common Stock have adopted and approved resolutions to amend and restate the Pipeline Data Inc. 2005 Stock Incentive Plan (the “Plan”). The Plan is expected to continue to benefit the Company’s stockholders by associating the interests of key personnel with those of the Company’s stockholders and by enabling the Company and its affiliates to attract and retain personnel of the best available talent through the opportunity to share in the increased value of Company stock. The Pipeline Data Inc. 2005 Stock Incentive Plan was approved by the Board in September 2005 and by the Company’s stockholders in January 2006.

Summary of Proposed Changes

Increasing the shares authorized for issuance under the Plan by 65,000,000, resulting in a total of 75,000,000 shares of our Stock being available for future awards.

Adding the ability to grant Awards of Stock Appreciation Rights under the Plan.

Description of the Plan (as proposed to be Amended and Restated)

The following summary of the Plan, as proposed to be amended and restated, is qualified in its entirety by the terms of the Plan, a copy of which, as proposed to be amended and restated, is attached hereto as Appendix B. Unless otherwise defined in this summary, capitalized terms used in this summary have the meanings given such terms in the Plan.

Purposes. The purposes of the Plan are to encourage ownership of Stock by Eligible Persons and to motivate Eligible Persons to exert their best efforts on behalf of the Company and its Affiliates, which is expected to benefit the stockholders by associating the interests of Eligible Persons with those of the Company’s stockholders and by enabling the Company and its Affiliates to attract and retain personnel of the best available talent through the opportunity to share in the increased value of Stock.

Administration. The Plan is administered by a committee designated by the Board, however, if a separate committee has not been specifically established, then the Board shall constitute the committee. If the shares of Stock are registered under the Exchange Act, the Board shall appoint a committee of not less than two members, each member of which shall be an “outside director” within the meaning of Section 162(m) of the Code and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The committee will have broad authority in its administration of the Plan, including, but not limited to, the authority to interpret the Plan; to establish rules and regulations for the administration of the Plan; to select those eligible individuals to receive Awards; to determine the type, size, terms, conditions, limitations, and restrictions of Awards; and to take all other action it deems necessary or advisable to administer the Plan.

Shares Available. Currently, the maximum aggregate number of shares of Stock that may be issued pursuant to the Plan is 10,000,000, subject to the appropriate adjustments in the event of any of the corporate events specified below. The Board has amended the Plan, subject to stockholder approval, to authorize an additional 65,000,000 shares for issuance under the Plan, which would result in a total of 75,000,000 shares of our Stock being available for subsequent grant under the Plan.

Adjustments Upon Certain Corporate Events. In the event that the Company effects one or more Stock dividends, Stock splits, reverse Stock splits, subdivisions, consolidations or other similar events, then the committee may, in such manner as it may deem equitable, appropriately adjust the number and type of shares available under the Plan, the share limitations set forth in the Plan, the number and type of shares subject to outstanding Awards and the per-share exercise price of any outstanding Option or Stock Appreciation Right.

Eligibility. All directors, officers, employees, consultants, advisors, agents, independent contractors or independent sales or service organizations providing services to the Company or an Affiliate are eligible to participate in the Plan. However, Incentive Options may only be granted to employees of the Company or an Affiliate. The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the committee. This amendment and restatement of the Plan will not affect the number of persons eligible to participate in the Plan.

Limitation on Grants. Generally, no person may receive Options, Stock Appreciation Rights and shares of Restricted Stock for more than 12,000,000 shares of Stock in the aggregate during any calendar year. This limit is included in the Plan in order to qualify the Awards of Options and Stock Appreciation Rights as performance-based compensation under Section 162(m) of the Code.

Types of Awards. Awards under the Plan may be in the form of Options, Restricted Stock and Stock Appreciation Rights.

Options. Options may be Incentive Options or Nonqualified Options for federal income tax purposes. Options vest and become exercisable at such times and upon such terms and conditions as determined by the committee; provided, however, (a) an Option generally may not be exercisable after the expiration of ten years from the date that the Option was granted, and (b) the per-share exercise price for anyOption generally may not be less than 100 percent of the Fair Market Value of a Share on the day that the Option is granted.

Restricted Stock. Restricted Stock is a grant to a Participant of shares of Stock that are subject to forfeiture or restrictions on transfer that are identified in an Agreement. A Participant who receives Restricted Stock is treated as a stockholder of the Company for all purposes, except that the rights of the Participant may be limited under the terms of an Agreement. Unless otherwise specified in an Agreement, Participants are entitled to receive dividends on and exercise voting rights with respect to shares of Restricted Stock.

Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the Participant to receive cash, shares of Stock or other property whose value is determined by reference to appreciation from the date of grant in the Fair Market Value of a share of Stock. Stock Appreciation Rights vest at such times and upon such terms and conditions as determined by the committee and become exercisable upon the earlier to occur of the initial public offering of the Stock or the sale of all or substantially all of the Company’s assets for cash; provided, however, (a) a Stock Appreciation Right generally may not be exercisable after the expiration of ten years from the date that the Stock Appreciation Right was granted, and (b) the per-share exercise price for anyStock Appreciation Right generally may not be less than 100 percent of the Fair Market Value of a Share on the day that the Stock Appreciation Right is granted.

Term, Amendment and Termination. No new awards may be made under the Plan after the ten-year anniversary of the effective date of the Plan, however, awards previously granted may extend beyond that date. The Board may amend or terminate the Plan at any time; provided, however, the stockholders of the Company must approve any amendment that: (a) increases the number of shares in the aggregate which may be issued pursuant to Awards granted under the Plan; (b) increases the limitation on Awards under the Plan; (c) increases the limit on the number of shares that may be issued under the Plan upon the exercise of Incentive Options; (d) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, a securities exchange or self-regulatory organization on which the Company’s Stock is listed or other applicable laws; or (e) permits the grant of an Option or a Stock Appreciation Right with an exercise price less than 100% of the Fair Market Value of a share of Stock on the date that the Option or a Stock Appreciation Right is granted.

Federal Tax Treatment

The following discussion of the United States federal income tax consequences of Awards under the Plan, as proposed, is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws.

Incentive Options. Pursuant to the requirements of Section 422 of the Code, only employees are eligible to receive Incentive Options. If an Option is an Incentive Option, no ordinary income is realized by the employee upon grant or exercise of the Incentive Option, and no deduction is available to the Company at such times; provided, however, an employee may recognize income for alternative minimum tax purposes upon the exercise of an Incentive Option. If the shares of Stock purchased upon the exercise of an Incentive Option are held by the employee for at least two years from the date of the grant of such Incentive Option and for at least one year after exercise, any resulting gain is taxed at long-term capital gains rates. If the shares of Stock purchased pursuant to an Incentive Option are disposed of before the expiration of that period, any gain on the disposition, up to the difference between the Fair Market Value of the shares of Stock at the time of exercise and the exercise price of the Incentive Option, is taxed at ordinary rates as compensation paid to the employee, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the Fair Market Value of the shares of Stock at the time of exercise is taxed at capital gains rates.

Nonqualified Options. If an Option is a Nonqualified Option, no income is realized by the Participant at the time of grant of the Nonqualified Option, and no deduction is available to the Company at such time. At the time of exercise, ordinary income is realized by the Participant in an amount equal to the difference between the exercise price and the Fair Market Value of the shares of Stock on the date of exercise, and the Company receives an income tax deduction for such amount. Upon disposition, any appreciation or depreciation of the shares of Stock after the date of exercise will be treated as capital gain or loss, and taxed at ordinary income or long-term capital gains rates depending on how long the shares of Stock have been held.

Restricted Stock. Upon the grant of Restricted Stock, no income is realized by a Participant (unless the Participant timely makes an election under Section 83(b) of the Code), and the Company is not allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the

Participant realizes taxable ordinary income in an amount equal to the Fair Market Value at the time of vesting of the shares of Restricted Stock which have vested (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time. If a Participant makes a timely election under Section 83(b) of the Code, then the Participant recognizes taxable ordinary income in an amount equal to the Fair Market Value at the time of grant of the Restricted Stock (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Code, the Company is entitled to a corresponding deduction at such time.

Stock Appreciation Rights. Upon the grant of a Stock Appreciation Right, no income is realized by the Participant and the Company is not allowed a deduction at that time. Upon the exercise of a Stock Appreciation Right, the Participant realizes taxable ordinary income equal to the value of the shares of stock, cash or other property received upon such exercise, and the Company is entitled to a corresponding deduction at such time. Shares of Stock received in connection with the exercise of a Stock Appreciation Right will have a tax basis equal to their Fair Market Value on the Date of Exercise, and the holding period of the shares of Stock will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Plan Benefits

As of April 23, 2009, approximately 100 persons were eligible to receive awards under the Plan, including the Company’s six executive officers and five directors (two of whom are executive officers and three of whom are non-employees). Since the Plan was adopted through June 16, 2009, the Company has granted the following number of shares of Restricted Stock, Options and Stock Appreciation Rights to the listed individuals and groups named in the table below: MacAllister Smith, no shares of Restricted Stock, 10,442,075 Options and no Stock Appreciation Rights; Kevin Smith, no shares of Restricted Stock, 2,113,260 Options and no Stock Appreciation Rights; Thomas Tesmer, no shares of Restricted Stock, 1,611,165 Options and no Stock Appreciation Rights; all current executive officers as group, no shares of Restricted Stock, 27,202,282 Options and no Stock Appreciation Rights and no Stock Appreciation Rights and no Stock Appreciation Rights; all current directors who are not executive officers as a group, no shares of Restricted Stock, no Options and no Stock Appreciation Rights; and all employees, including all current officers who are not executive officers, as a group, no shares of Restricted Stock, 2,026,822 Options and 441,934 Stock Appreciation Rights.

The awards, if any, that will be made to eligible persons under the Plan are subject to the discretion of the committee and, therefore, are not determinable at this time. The following table sets forth conditional awards made under the Plan to named executive officers prior to June 16, 2009:

Stock Appreciation Rights	Nonqualified Options
Name and Position	Dollar Value ($)	Number (#)	Dollar Value ($)	Number (#)
MacAllister Smith President and Chief Executive Officer for fiscal year ended December 31, 2008[1]	-	-	506,113	10,442,075
Kevin Smith Chief Operating Officer	-	-	102,427	2,113,260
Thomas Tesmer Chief Technology Officer	-	-	78,091	1,611,165
Executive Group (6 persons)	-	-	1,318,458	27,202,282
Non-Executive Director Group (3 persons)	-	-	-	None
Non-Executive Officer /Employee Group	$24,803	441,934	98,237	2,026,822

_____________________

1On February 17, 2009, Randal A. McCoy was appointed President and Chief Executive Officer and, on February 20, 2009, he was issued 10,442,075 options to purchase Company Common Stock. The dollar value of this award was $506,113.

Stock Price

The closing price of a share of Stock reported on OTC Bulletin Board on June 16,  2009, was $0.14 per share and on August 11, 2009 was $0.08 as reported by the Pink Sheets for other-OTC securities.

DISSENTERS’ RIGHT OF APPRAISAL

Neither the Delaware General Corporation Law nor the company’s Certificate of Incorporation or Bylaws provide for appraisal rights in connection with any of the corporate actions set forth in this information statement.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The record date established by the Company for purposes of determining the number of outstanding shares of voting capital stock of the company for the approval of the three corporate actions described in this information statement was the close of business on April 23, 2009. As of the record date, there were 123,283,171 total outstanding shares of common stock of the company. The following stockholders, who are the stockholders who signed the written consent for such actions on June 16, 2009, owned the following shares of Common Stock as of the record date:

Pipeline Holdings, LLC (“Holdings”) owned 82,854,292 shares of common stock of the company, constituting approximately 67.2% of the total outstanding shares of common stock of the company as of such date;

MacAllister Smith owned 6,260,508 shares of common stock of the company, constituting approximately 5.1% of the total outstanding shares of common stock of the company as of such date; and

Chasm Holdings, Inc., an affiliate of MacAllister Smith, owned 5,144,025 shares of common stock of the company, constituting approximately 4.2% of the total outstanding shares of common stock of the company as of such date.

As of the record date, there were 97 shareholders of record of the company. Each share of common stock is entitled to one vote on all matters upon which such shares can vote.

Security Ownership of Certain Beneficial Owners and Management

In April 23, 2009, we had 123,283,171 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter that may come before a meeting of the stockholders. The following table sets forth information concerning ownership of shares of our common stock outstanding at April 23, 2009, by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each director; (iii) each of the executive officers; and (iv) all our directors and executive officers as a group.

Address of Beneficial Owner [1]	Shares Beneficially Owned Before Offering [2]	Percentage of Class [2]
Pipeline Holdings, LLC One North Clematis Street, Suite 300 West Palm Beach, FL 33401	82,854,292[3]	67.2%
MacAllister Smith Director, Vice Chairman, Former CEO More than 5% Holder 1515 Hancock St, Suite 301 Quincy, MA 02169-5243	6,260,508[4]	5.1%
Chasm Holdings, Inc. Affiliate of MacAllister Smith More than 5% Holder 1515 Hancock St., Suite 301 Quincy, MA 92606	5,144,025[4]	4.2%

Chris Anderson Executive Vice President and Chief Financial Officer 4400 North Point Parkway Alpharetta, GA 30022	0	*
Peter J. Kight Director 4411 East Jones Bridge Road Norcross, GA 30092	0	*
Randal A. McCoy Director/CEO 4400 North Point Parkway Alpharetta, GA	0	*
Daniel K. Nenadovic Director, Chairman of the Board c/o The ComVest Group One North Clematis-Suite 300 West Palm Beach, FL 33458	0	*
Timothy F. Agnew Director Smith and Howard 171 17th St. NW Suite 900 Atlanta, GA 30363	0	*
Donald Gruneisen Chief Accounting Officer, Treasurer 3 West Main Street Brasher Falls, New York 13613	87,000	*

Kevin S. Smith Chief Operating Officer 4400 North Point Parkway Alpharetta, GA	251,200	*
Sheila G. Corvino, Esq. General Counsel and Secretary 4400 North Point Parkway Alpharetta, GA	106,653	*

Thomas W. Tesmer Chief Technology Officer 4400 North Point Parkway Alpharetta, GA	205,000	*
Executive Officers and Directors as a Group	6,910,361	5.6%

*	less than one percent.

(1)	Each stockholder, director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by it, unless otherwise indicated.

(2)	Based upon 123,283,171 shares of our common stock outstanding at April 23, 2009.

(3)

In addition to the common stock listed in this table, Pipeline Holdings owns 5 million shares of Series A Convertible Preferred Stock (“Series A Preferred”). The Series A Preferred shares are convertible at 12.2 cents per share with a 16% payment-in-kind (PIK). Series B Preferred shares will be convertible initially into 122,950,820 shares of our Common Stock. Upon the effectiveness of amendment to the Company’s Certificate of Incorporation as contemplated by this information statement, the common stock and Series A Preferred shall be replaced by 5 million shares of Series B Convertible Preferred (“Series B Preferred “). Series B Preferred is a $15 million face amount preferred convertible stock instrument convertible into our Common Stock at 12.2 cents per share with a 16% payment-in-kind (PIK). Series B Preferred shares will be convertible initially into 122,950,820 shares of our Common Stock. On June 2, 2009, Pipeline Holdings, LLC filed a Schedule 13D with the SEC providing that it beneficially owned 123,837,899 shares of Common Stock upon exercise of any conversions rights.

(4)

Chasm Holdings is 50% owned by Catherine Brannon who is the sister of MacAllister Smith. The other 50% owner is Barbara Klein, Philip Chait’s sister. Philip Chait is the former Secretary of the Company.

Change In Control

As discussed within the discussion of Corporate Action One, we closed a change of control transaction on February 17, 2009 between our company and Pipeline Holdings, LLC (“Holdings”). We issued Holdings a $15 face amount preferred stock instrument. Pursuant to the terms of the agreement Holdings received 82,854,292 shares of our common stock, $.001 par value, (“Common Stock”) and 5 million shares of Series A Convertible Preferred Stock (“Series A Preferred”). Upon the effectiveness of amendments to our Certificate of Incorporation as contemplated by Corporate Action One of this information statement, the Company will file a Certificate of Designations and Preferences for a new Series B Convertible Preferred Stock (“Series B Certificate of Designations and Preferences”) and all issued and outstanding Series A Preferred and the

82,854,292 shares of Common Stock of Holding’s shall be automatically exchanged for 5 million shares of the Series B Convertible Preferred Stock (“Series B Preferred”).

Proceeds from the Pipeline Holdings financing were used to pay certain outstanding debt payables including the extinguishment of an outstanding put right on 9,398,058 shares of Pipeline Data’s Common Stock held by the former shareholders of Charge.com, Inc., which was redeemable for approximately $16 million with interest accruing at 18%. This put right has been settled in full for $2 million in cash and the return of the Charge.com name with related domain rights, The 9,398,058 shares of Pipeline Common Stock have been returned to the Company for cancellation. In addition, pursuant to the Pipeline Holdings financing, we restructured our $37 million, 8% coupon convertible notes due June 29, 2010. These notes have now been restructured to a $42.1 million loan, with a 10% coupon until June 30, 2010 and a 14% coupon until June 30, 2011. The Company has the option to extend the notes for an additional year until June 30, 2012, at its sole discretion. As restructured, all convertible equity features have been removed from the notes and all 11.1 million detached full-ratchet warrants have been terminated. The completion of the transactions contemplated by the Stock Purchase Agreement between our company and Holdings was a condition precedent to the effectiveness of restructuring Prior to closing of the transaction with Holdings, an Amendment No. 1 to the Securities Purchase Agreement among the more than 75% of the noteholders and our company (“Amendment No. 1”) was executed and held in escrow by lenders’ counsel. All noteholders have agreed to the restructured notes, which such restructuring was effective as of December 31, 2008. Remaining funds from the Pipeline Holdings financing will be used for acquisitions, capital expenditures, organic growth, and working capital.

Proceeds from the Sale of Equity Securities	$14,025,000

Use of Proceeds from the Sale of Equity Securities
Offering costs paid to Comvest	$1,453,979
Purchase of shares subject to mandatory redemption from the former Charge.com stockholders
2,000,000
Acquisition of PayPassage, Inc	2,477,011
Increase in working capital to fund ongoing operations	8,094,010
Total use of proceeds	$14,025,000

On February 17, 2009, our former directors: Jack Rubinstein, Harold Denton, Larry Goldstein, Michael Greenburg, John Reeder and Kevin Weller resigned from our board of directors. MacAllister Smith resigned as Chief Executive Officer but remained a director and was appointed Vice Chairman. Daniel Nenadovic was appointed Chairman of the Board of Directors. Peter Kight, Randal McCoy and Timothy Agnew were appointed Members of the Board of Directors. Additionally, Randal McCoy was appointed Chief Executive Officer. Philip Chait resigned as Corporate Secretary. General

Counsel Sheila Corvino was also appointed Corporate Secretary. James Plappert resigned as Chief Marketing Officer.

To the knowledge of management, there are no present arrangements or pledges of securities of the company which may result in a further change in control of the company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Name	Age	Position

Daniel K. Nenadovic	32	Chairman of the Board and Director
Peter J. Kight	52	Director
Randal A. McCoy	46	Chief Executive Officer and Director
MacAllister Smith	46	Vice Chairman and Director
Timothy F. Agnew	40	Director

Daniel K. Nenadovic, 32, Chairman of the Board and Director. For more than the past six years, Mr. Nenadovic has and continues to work with The ComVest Group, a private investment firm, and its affiliated entities. He currently serves as a Managing Director and Partner at The ComVest Group.  Mr. Nenadovic previously worked with The ComVest Group’s predecessor, Commonwealth Associates. Prior to joining Commonwealth, Mr. Nenadovic’s merchant banking career focused on information technology and involvement in all facets of the deal-making process. Earlier in his career, Mr. Nenadovic worked at Allen & Company, a merchant bank specializing in the media, telecom, and entertainment industries. Mr. Nenadovic graduated cum laude from the Stern School of Business at New York University, with dual Bachelors Degrees in Finance and International Business.

Peter “Pete” J. Kight, 52, Director. Since December, 2007, Mr. Kight has served as Vice Chairman and Director of Fiserv, Inc. Fiserv is a Brookfield, Wis.-based provider of information management and electronic commerce systems and services to the financial and insurance industries. Mr. Kight is the founder of CheckFree Services Corporation. Kight founded CheckFree in 1981 and served as its Chairman and Chief Executive Officer until the company was acquired by Fiserv in December 2007. Kight’s initial vision for CheckFree was to provide electronic funds transfer services to make it easier for consumers to pay their monthly bills. That vision expanded to include services and technology infrastructures that enable and simplify the electronic movement and management of personal and business finances. By 2007, CheckFree was providing financial electronic commerce services and products, with a focus on electronic billing and payment, to more than 5,000 financial service organizations around the globe. Under Kight’s leadership, CheckFree progressively expanded its scope as the financial electronic commerce market moved forward, building and managing complementary infrastructures – bill payment, electronic funds transfer, electronic banking, investment services, compliance services, payment processing software, electronic billing software, reconciliation and exception management capabilities – through internal development and acquisitions. In 2007, he was named the first recipient of the Peter J. Kight Lifetime Achievement Award presented by Bank Technology News. Mr. Kight has served as a a member of the Board of Directors of Akamai Technologies, Inc. since March 2004; Manhattan Associates, Inc. since October 2007; and USA Track & Field Foundation since April 2005.

Randal “Randy” A. McCoy, Chief Executive Officer and Director. Randal A. McCoy,  46, held various executive positions in his 17 years with CheckFree Corporation to July 2007 including Chief Technology Officer,  Executive Vice President, and President of CheckFree’s Software Division. McCoy’s leadership included oversight of product development, corporate strategy and emerging technology. Under McCoy’s leadership, CheckFree Software grew from $70 million to over $200 million in revenue annually through a combination of organic and acquisitive means emphasizing dynamic sales growth and operational execution. Mr. McCoy is the recipient of many distinguished awards including InfoWorld’s Top 25 Most Influential CTO’s, AEA Spirit of Endeavor award for Outstanding Technological Innovation and is a guest lecturer at the Federal Reserve Bank annually recognized as a national expert on electronic payments. Mr. McCoy is the recipient of numerous patents for innovation in the electronic payments arena.

MacAllister Smith, 46, had been our President, Chief Executive Officer from March 2002 to February 2009. Mr. Smith was president of SecurePay.com, Inc., a custom credit card transaction processor serving as a gateway intermediary for more than five years. In March 2002, SecurePay.com, Inc. became our wholly-owned subsidiary.

Timothy F. Agnew, CPA/PFS, CFP®, 40, Director. Since January, 1991, Mr. Agnew has been a partner in the tax department of Smith & Howard, a CPA firm located in Atlanta, GA. Mr. Agnew joined Smith and Howard in December, 1990. Mr. Agnew also serves as Managing Director of Smith & Howard Wealth Management. Mr. Agnew specializes in providing estate and personal financial planning services, including overall strategies related to the exercise and disposition of employee stock options. He also focuses on providing comprehensive tax services to businesses, real estate developers, real estate investors and high net-worth individuals. Mr. Agnew earned a BBA in Accounting and a Master of Taxation degree from Georgia State University. He is a member of the inaugural Philanthropic Advisor Leadership Institute class, a member of the AICPA, where he is a participates in the Tax and Personal Financial Planning Division, and the Georgia Society of Certified Public Accountants, where he is a member of the Estate Tax Committee. Mr. Agnew also is a member of the Atlanta Tax Forum, the Atlanta Estate Planning Council, the Financial Planning Association, Vistage (formerly known as TEC) and a board member of the Georgia Federal Tax Conference.

Director Independence

Although we are not required to have independent directors on our Board of Directors because our securities are not listed on a national securities exchange or an inter-dealer quotation system that has director independence requirements, one of the five directors on our Board is independent using the definition of “independent director” contained in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our independent director is Timothy Agnew. Under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, an “independent director” is generally defined as a person other than an executive officer or employee of the company or another individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board of Directors Meetings and Committees

Meetings

During fiscal year 2008, our Board of Directors held two formal meetings, 14 telephonic and one by written consent. The audit committee held seven meetings, two of which were in person and five which were telephonic. The compensation held two meetings, one of which was by written consent and one of which was by written consent. Our 2008 annual meeting of stockholders was held on Thursday, May 22, 2008 at The Breakers located at One South County Rd., Palm Beach, FL 33480 at 10:00 a.m. EDT, where we elected our former seven members of our Board of Directors, six of whom have resigned and appointed in their stead the current board members, and where we ratified and approved the appointment of our independent auditors for the fiscal year ending December 31, 2007 and 2008. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware.

Audit Committee

Our current Board of Directors has formed an audit committee and a compensation committee. Our audit committee is comprised of Timothy Agnew as its chairman and Daniel Nenadovic as its participating board member to meet as needed to monitor both the Company’s external and internal audit functions as well as the Company’s internal control systems and shall be charged with the following responsibilities:

•	the engagement, oversight and compensation of the Company’s independent registered public accountants;
•	reviewing the plan, scope and results of the annual audit to be conducted by the Company’s independent public accountants;
•	pre-approving services provided to us by our independent public accountants;
•

meeting periodically with the Company’s independent public accountants and Chief Financial Officer to review matters relating to our consolidated financial statements, our accounting principles and our system of internal accounting controls; and

•	reporting its recommendations as to the approval of our consolidated financial statements to the Board.

Audit Committee Financial Expert

Our Board of Directors has determined that we have one audit committee financial expert on our audit committee. Our audit committee financial expert is Timothy Agnew.

Report of the Audit Committee

The audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2008 with management.

The audit committee has discussed with Drakeford & Drakeford, LLC, the company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from Drakeford & Drakeford, LLC required by applicable requirements of the Public Company Accounting Oversight Board regarding Drakeford & Drakeford, LLC ‘s communications with the audit committee concerning independence, and has discussed with them their independence.

Based on the review and discussions noted above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Timothy F. Agnew

Daniel K. Nenadovic

Compensation Committee

Our compensation committee is comprised of Peter Kight as its chairman and Daniel Nenadovic as its participating board member to meet as needed to approve the compensation objectives for the Company and to establish the compensation for the Chief Executive Officer and for the other executives, upon the recommendation of the Chief Executive Officer. The compensation committee shall review all components of compensation including base salary, bonus, equity compensation, benefits and other perquisites and shall approve equity compensation granted to any officer or director of the Company or affiliate subject to Section 16 of the Securities Exchange Act of 1933

Other Committees

Our Board of Directors does not yet have a standing nominating committee or committee performing similar functions. Director candidates are currently selected by the Board of Directors, some of whom are independent as defined in the NASDAQ Marketplace Rules, and others of whom are not. In evaluating director nominees, our Board considers a variety of factors, including: the appropriate size of our Board of Directors; our needs with respect to the particular talents and experience of our directors; and the knowledge, skills and experience of nominees. We do not have a formal policy with respect to the consideration of any director candidates recommended by our shareholders. Our Board believes its process for evaluation of nominees proposed by shareholders would be no different from the process of evaluating any other candidate.

Code of Ethics

On December 31, 2003, our board of directors adopted a code of ethics that applies to our principal executive and financial officers. We intend to file amendments, changes or waivers to the code of ethics as required by SEC rules. A copy of our code of ethics is posted on our website at www.pipelinedata.com under the section entitled “Corporate Governance.”

Stockholder Communications with Directors

Stockholders who want to communicate with our board may send a letter to our Chief Executive Officer, 4400 North Point Parkway, Alpharetta, GA. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication.”  The Chief Executive Officer will circulate the communications (with the exception of commercial solicitations) to our Board of Directors. Communications marked “Confidential” will be forwarded unopened.

Executive Officers

The following biographical information relates to our executive officers in alphabetical order who are not also directors:

Chris Anderson, 41, has been our Executive Vice President and Chief Financial Officer since May 2009. Mr. Anderson was previously employed at CheckFree Services Corporation as a vice president and member of the Executive Management Team for the Software Division from September 2005 to December 2007. In December 2007, Fiserv acquired CheckFree, and Mr. Anderson was then appointed President of Fiserv - Cash and Logistics, a software division focused on providing cash supply chain solutions to the international banking sector and Mr. Anderson served in this position until he joined our Company in May 2009. During his tenure, Anderson inaugurated an ambitious cross-enterprise strategic initiative designed to install and maintain Fiserv Cash & Logistics as the leader in its space. Before joining CheckFree/Fiserv in 2005, Anderson served seven years as Chief Financial Officer for London Bridge Group of North America, Inc., a global software company which later was acquired by Fair Isaac Corporation. Anderson’s key responsibilities included leading daily operations, finance, human resources and administration, as well having direct responsibility for the execution and integration of numerous acquisitions in the U.S. Anderson’s background also includes working for various private companies, as well as working for Arthur Andersen and Deloitte & Touche in their audit, tax, and management consulting practices, serving high growth clients in the software and technology sectors. Anderson is a Summa Cum Laude graduate in Managerial Economics from the University of California and is a Certified Public Accountant.

Sheila Corvino, 48, has represented Pipeline since March 2000, was retained by our company as general counsel since January 2003, was contractually retained as our General Counsel since June 2007 and became our employee in April 2009. She has practiced law for more than 20 years, specializing in international business, mergers, acquisitions, contracts and securities laws matters. Mrs. Corvino began to specialize in the payment card industry in 2000. She practiced at Battle Fowler (merged into Paul Hastings Janofsky and Walker) from June 1987 to September 1993, at The Dreyfus Corporation from October 1993 to January 1995 and engaged in private practice largely in the fields of international business and securities laws from 1994 to 2005. Mrs. Corvino was a published member of the St. John’s Law Review and is a three-time American Jurisprudence Award winner.

Kevin Smith, 41, has been our Chief Operating Officer since May 2004. Mr. Smith was previously employed by Concord EFS (acquired by First Data Corp. (NYSE:FDC)) from 1998 to 2004, serving as senior vice president of ISO sales and chief operating officer of Concord Payment Systems, a wholly owned subsidiary of Concord EFS.

Thomas Tesmer, 62, has been our Chief Technology Officer since July 2004. Mr. Tesmer was the president of Symmetrex, Inc., a processing company supporting third-party clients that operate stored value card programs in the United States and foreign markets from October 2002 to July 2004. Mr. Tesmer is currently a member of the board of directors of Q Comm International, Inc., a publicly-traded technology company, which trades on the American Stock Exchange under the symbol QMM. Mr. Tesmer is the chairman of the ETA Technology Committee.

Family Relationships and Involvement in Certain Legal Proceedings

Each of our directors holds office until the next annual meeting of our shareholders, or until his prior death, resignation or removal. There are no family relationships among our directors or executive officers. Within the past five years, there has not been any bankruptcy petition filed by or against any business of which any of our officers, directors or control persons were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers, directors or control persons has been convicted in a criminal proceeding in the past five years or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses). None of our officers, directors or control persons is subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. None of our officers, directors or control persons has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the transactions described under “Director Independence,” the following transactions are also required to be disclosed pursuant to Item 404 of Regulation S-K.

Chasm Holdings, a stockholder holding approximately 17.5% of outstanding common stock prior to this offering, is 50% owned by Catherine Brannon, who is the sister of MacAllister Smith, our chief executive officer. The other 50% owner is Barbara Klein, who is the sister of Philip Chait, our former secretary. MacAllister Smith is the president of Chasm Holdings.

We lease our Brasher Falls, NY offices from Kevin Weller, president of our subsidiary NMSI and our former Director (resigned February 17, 2009) and, and Nancy Weller, our former vice president of our subsidiary NMSI. On January 1, 2006 we entered into a lease agreement with Weller Enterprises, owned by Kevin Weller and Nancy Weller, for the lease of 5,578 square feet at 3 West Main Street, Brasher Falls, New York. The lease has a term of 5 years and renews annually upon 60 days written notice unless canceled due to just cause. The lease provides for monthly rental payments of $3,000.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Management Compensation

Compensation Objectives

We refer to our Chief Executive Officer, and each of our other two most highly compensated executive officers employed during 2008 as our Named Executive Officers. For all our Named Executive Officers compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are our Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders; and
•

Enhance the officers’ incentive to increase our stock price and maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and other compensatory stock and cash based bonus awards.

To achieve these objectives, our overall compensation program aims to pay our named executive officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although our Compensation Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans. However, in December 2006, our Chief Financial Officer conducted a compensation study of all executive and senior management for internal purposes and presented to our Chief Executive Officer.

Base Salary.

The compensation of our Chief Executive Officer is determined by the Compensation Committee. Compensation for our Named Executive Officers other than our Chief Executive Officer is determined by our Compensation Committee based upon consultation with our Chief Executive Officer, taking into account the same factors considered by our Compensation Committee and our Board in determining the Chief Executive Officer’s compensation, as described below. Base salaries for all other executives are determined by our Chief Executive Officer based on the methods described below.

In its determination, our Compensation Committee takes into account input from other independent members of our board of directors and considers a number of factors including:

•	Consideration of our operating and financial performance, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment;

•	Consideration of the individual’s overall contribution to our Company;

In addition and to the extent available, our Compensation Committee considers publicly available data relating to the compensation practices and policies of other companies within and outside our industry. Our Compensation Committee compares our executive compensation against the compensation paid by these peer companies. While such comparisons may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

Although generally we believe that executive base salaries should be targeted taking into consideration the median of the range of salaries for executives in similar positions at comparable companies, we recognize that, to attract, retain and motivate key individuals, such as the named executive officers, our compensation committee may determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, they consider the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders.

Annual Changes in Base Salary

Using the median as a starting point, our Compensation Committee recommends annual changes in base salaries of the named executive officers based on its evaluation of past performance, job duties, scope and responsibilities and expected future contributions. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is the most important factor.

Annual Performance Based Compensation

In March 2007, our Compensation Committee approved a performance based annual cash bonus award plan. A portion of annual cash bonuses are linked to annual Company performance and a portion are related to annual individual contributions to Company performance. The purpose of the Plan is to support and promote the pursuit of our objectives and financial goals through the payment of annual cash bonuses to officers and non-commission based employees upon the percentage increase in earnings for the year. Total performance based annual cash bonus pool size ranges from 0 – 15% of Income from Operations, but only after the company meets a minimum of 75% of budgeted Income from Operations. The Company accrues funding for the plan, and creates a “pool” for distribution to participants based on performance related to specified company objectives. Individual awards, which can range from zero to one hundred and fifty percent of the pool percentage award, are determined on the basis of individual performance relative to specific personal objectives. The targets for all employees ranges from 2.5 – 100% of base salary. The targets for annual incentive compensation for the Chief Executive Officer, and his executive committee for the ending December 31, 2008 ranged from 75% to 100% and 50% to 75% of base salary, respectively, based upon achievement of specific financial results that are consistent with the 2008 Officer Annual Incentive Compensation Plan financial objectives and personal objectives related to their positions.  The accrued funds can only be released after the submission and acceptance of Audited Financials.

Our Compensation Committee and Board of Directors have further discretion to award cash bonuses separate from amounts calculated pursuant to the Plan where individual contributions to Company performance merit further or reduced rewards.

No bonuses were given during fiscal year  2008.

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan is discussed above under Corporate Action Three.

Other Elements of Compensation and Perquisites.

Retirement Benefits. During fiscal year 2008, we maintained a SIMPLE IRA Plan to assist each of the named executive officers as well as all our employees in saving for their retirement. Our SIMPLE IRA plan matched an employee’s deferrals up to 1% of his or her compensation for the years 2007 and up to 3% in 2008. This plan was terminated on December 31, 2008.

Medical Insurance. We provide all our employees with coverage under medical, dental, vision, life insurance and disability plans.

Automobile Allowance. During fiscal year 2008, we provided our executive officers an automobile allowance during the term of the named executive officer’s employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment

Summary Compensation Table

The following table sets forth certain information regarding cash compensation paid and certain other compensation accrued during our prior two fiscal years to our named executive officers our Chief Executive Officer, and the two highest paid executive officers who were employed by the Company throughout fiscal 2008 whose total compensation exceeded $100,000 in 2008.

Name and principal position	Year	Salary	Bonus	Stock	Option	All other	Total
		($)	($)	awards	awards	Compensation	($)
				($)(1)	($)(2)	($)(3)
MacAlllister Smith,
Chief Executive Officer
	2008	260,354	-	-	51,698	7,989	320,041
	2007	248,292	30,000	-	17,499	3,023	390,560
Kevin Smith,
Chief Operating Officer
	2008	192,640	-	-	1,896	10,798	205,334
	2007	190,280	40,000	-	831	2,107	235,565
Thomas Tesmer,
Chief Technology Officer
	2008	177,150	-	-	1,896	5,414	184,460
	2007	175,341	35,000	-	831	2,324	213,496

(1)

The amounts represent stock compensation recognized pursuant to Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) earned during the year ended December 31, 2007 and 2008 by the named executive officers. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note I to the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2008.

(2)

The amounts represent compensation expense recognized pursuant to Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) for stock options during the year ended December 31, 2007 and 2006 (disregarding the estimate of forfeitures related to service-based vesting conditions) to the named executive officers. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note I to the Notes to Consolidated Financial Statements for our fiscal years ended December 31, 2008.

(3)	The amounts shown in this column for the other named executive officers represent company matching contributions under our SIMPLE IRA Plan and premium for group term life insurance.

Pursuant to a written employment agreement dated June 30, 2007, Mr. MacAllister Smith, agreed to serve as our Chief Executive Officer for a period of three years and thereafter renewing for successive one year terms. He was paid a salary of

$248,000 per annum plus an automobile allowance of $700 per month. Mr. Smith was granted one million options to purchase the Company’s common stock, one-third of which vest on the date of the agreement, one-third of which shall vest on the first anniversary of the date of the agreement and one-third of which shall vest on the second anniversary of the date of the agreement. On February 17, 2009, this agreement was cancelled and was replaced with a new one-year employment contract to serve as Vice Chairman of the Company. Mr. Randal A. McCoy has assumed the position of Chief Executive Officer of the Company.

Pursuant to a written employment agreement, dated April, 2004, Mr. Kevin Smith was named our Chief Operating Officer and President of our subsidiary Pipeline Data Processing, Inc. for a period of three years and thereafter renewing for successive one year terms. Mr. Smith was granted 200,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,000,000 options vesting over three years. Mr. Smith also received 1,000,000 options based on milestones including on-budget operations and the profitable implementation of our ISO division. For fiscal year 2008, Mr. Smith was paid a salary of $192,640 per annum, which includes an automobile allowance. On February 17, 2009, this agreement was cancelled and was replaced with a new one-year employment contract to serve as Chief Operating Officer of the Company.

Pursuant to a written employment agreement, dated July 1, 2004, Mr. Thomas Tesmer was named our Chief Technology Officer for a period of three years and thereafter renewing for successive one year terms. Mr. Tesmer was granted 150,000 shares of our restricted common stock to vest over a three year period. He was also issued 1,500,000 options vesting over three years. For fiscal year 2008, Mr. Tesmer was paid a salary of $177,150 per annum, which includes an automobile allowance. On February 17, 2009, this agreement was cancelled and was replaced with a new one-year employment contract to serve as Chief Technology Officer of the Company.

Outstanding Equity Awards at Fiscal Year-End

Name	Option awards
	Option awards Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
MacAllister Smith	96,666			$ 0.35	January 1, 2009
	350,000			$ 0.40	March 15, 2008
	89,000			$ 0.60	January 1, 2010
	47,333			$ 0.60	January 1, 2011
	47,334			$ 0.60	January 1, 2012
	56,211			$ 0.95	January 1, 2011

	29,895		$ 0.95	January 1, 2012
	29,894		$ 0.95	January 1, 2013
	65,800		$ 1.20	January 1, 2011
	40,800		$ 1.20	January 1, 2012
		40,800	$ 1.20	January 1, 2013
		250,000	$ 1.25	September 25, 2013
		23,889	$ 1.40	April 1, 2013
		23,889	$ 1.40	April 1, 2014
		23,889	$ 1.40	April 1, 2015
		83,333	$ 1.50	September 25, 2013
		166,667	$ 1.50	September 25, 2014
		83,333	$ 1.75	September 25, 2014
		166,667	$ 1.75	September 25, 2015
		250,000	$ 2.00	September 25, 2015

Kevin Smith	4,585		$ 0.95	January 1, 2010
	4,585		$ 0.95	January 1, 2011
	4,585		$ 0.95	January 1, 2012
	750,000		$ 1.00	July 5, 2010
	250,000		$ 1.15	January 2, 2011
	40,500		$ 1.20	January 1, 2012
		20,250	$ 1.20	January 1, 2013
		7,222	$ 1.40	July 16, 2013
		7,222	$ 1.40	July 16, 2014

		7,223	$ 1.40	July 16, 2015
	83,333		$ 1.50	May 13, 2010
	83,333		$ 1.50	May 13, 2011
	83,334		$ 1.50	May 13, 2012
	166,666		$ 1.75	May 13, 2011
	83,334		$ 1.75	May 13, 2012
	83,333		$ 2.00	May 13, 2010
	83,333		$ 2.00	May 13, 2011
	83,334		$ 2.00	May 13, 2012
	166,666		$ 2.25	May 13, 2012
	83,334		$ 2.25	May 13, 2011

Thomas Tesmer	3,887		$ 0.95	January 1, 2010
	3,887		$ 0.95	January 1, 2011
	3,886		$ 0.95	January 1, 2012
	20,250		$ 1.20	January 1, 2011
	20,250		$ 1.20	January 1, 2012
	20,250		$ 1.20	January 1, 2013
		7,222	$ 1.40	July 16, 2013
		7,222	$ 1.40	July 16, 2014
		7,223	$ 1.40	July 16, 2015
	166,666		$ 1.50	July 1, 2010
	333,334		$ 1.50	January 1, 2012
	166,666		$ 2.25	July 1, 2010

166,667	$ 2.25	January 1, 2011
166,667	$ 2.25	January 1, 2012
166,666	$ 3.00	July 1, 2010
333,334	$ 3.00	January 1, 2011

Director Compensation

Directors who are also our employees are not separately compensated for their service as directors. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2008:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)

Jack Rubinstein(1)				160,000	160,000

Harold Denton	9,200		6,648		15,848

Michael Greenburg	9,000		6,648		15,648

John Reeder	7,850		6,648		14,498

Lawrence Goldstein	4,300		6,648		10,948

(1)

In 2006 we entered into an agreement for advisory services with Capital Advisory Services which Mr. Rubinstein is a partner of. Under the agreement expenses of $160,000 were incurred in 2008. This Agreement was terminated by the Company on February 2009.

Directors’ Fees

During the fiscal year 2008, we paid each of our prior board members who were not our employees $1,500 for each regular or committee meeting of the Board of Directors attended within 75 miles of the director’s home and $2,000 for each board meeting they attended that was more than 75 miles from the director’s home. We paid independent directors $200 per hour for meetings held by conference call. We reimbursed travel and incidental expenses incurred by directors in connection with attending meetings and performing other board related services. We granted each of our independent directors 30,000 stock options during the first quarter 2008.

Our current board members will be compensated in accordance with a different methodology. On February 17, 2009, we entered into a Management Agreement with ComVest Advisors, LLC, as Manager. The agreement contemplates the Manager providing us management services such: (i) assisting the Company with establishing certain financial, accounting and administrative procedures; (ii) advising the Company with respect to future acquisition and disposition strategy; (iii) assisting the Company in developing tax planning strategies; (iv) providing directors, advisers and observers to the board of directors of the Company; (v) assisting the Company in formulating risk management policies; and (vi) providing such other services as may be reasonably requested by the Company and may be agreed to by the Manager. We pay the Manager a monthly fee equal to the greater of greater of $20,833 or 5% of EBITDA for the corresponding month; a 3% M&A fee of the aggregate enterprise value of any target acquisition candidate that we acquire, or if we are acquired or any of our assets are sold. We also reimburse the Manager for all reasonable out-of-pocket costs, fees or expenses incurred. Thus, we provide no separate compensation to Daniel Nenadovic who currently serves as a Managing Director and Partner at The ComVest Group, an affiliate of ComVest Advisors, LLC’s affiliate. We will reimburse travel and incidental expenses incurred by our other non-employee directors in connection with attending meetings and performing other board related services and intend to award options for board services rendered.

INDEPENDENT PUBLIC ACCOUNTANT’S

The accounting firm of Drakeford & Drakeford, LLC was previously selected by the Audit Committee of our Board of Directors as our independent auditors for the fiscal year 2008. Said firm has no other relationship to our Company. Drakeford & Drakeford, LLC, has served as the Company’s Independent Auditors since 2002. J.H. Cohn, LLP reviewed our financials statement during fiscal quarters ending June 30, 2007 and September 30, 2007. Our current Audit Committee has not yet selected our independent auditors for fiscal year ended 2009.

Audit Fees

During the fiscal year ended December 31, 2009, the Company expects to incur approximately $216,000 in fees to its principal independent accountant for professional services rendered in connection with audit of the Company’s financial statements for fiscal year ended December 31, 2008 and for the review of the Company’s financial statements for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.  During the fiscal year ended December 31, 2008, the Company incurred $217,000 in fees to its principal independent accountant for professional services rendered in connection with audit of the Company’s financial statements for fiscal year ended December 31, 2007 and for the review of the Company’s financial statements for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

The following table sets forth the aggregate fees billed to Pipeline Data Inc for the years ended December 31, 2008 and 2007, by Drakeford & Drakeford, LLC.

	2008	2007
Audit Fees	$230,500	$87,000
Audit Related Fees	0	0
Tax Fees	0	5,800
All Other Fees	1,850	0
	$232,350	$92,800

The following table sets forth the aggregate fees billed to Pipeline Data Inc for the year ended December 31, 2007, by J.H. Cohn, LLP.

2007
Audit Fees	$67,720
Audit Related Fees	0
Tax Fees	0
All Other Fees	1,100
$68,820

Our audit committee pre-approves services provided to us by our independent public accountants.

COMPENSATION PLANS

Our compensation plan is discussed above under Corporate Action Three.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to provide us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2008, such filing requirements applicable to our officers and directors were not filed on-time.

LEGAL PROCEEDINGS

Iroquois Master Fund Ltd. legal matter:

On June 29, 2006, the Company entered into a $37 million convertible debt financing with a group of institutional investors. Under the terms of agreement, the Company issued convertible notes that accrue interest at a rate of 8% per annum, payable quarterly in arrears,beginning on October 2, 2006. A member of the lending group which loaned our Company $1,000,000 is Iroquois Master Fund Ltd. (“Iroquois”). During April 2007, Iroquois provided our Company written default notices stating that the Company had failed to pay interest and related penalties under the terms of the note. Upon receipt of the default notice, the Company immediately paid the interest and related penalties. Iroquois further demanded under the terms of default that the Company satisfy certain obligations, including, but not limited to, the lenders’ rights to payment of 125% of the principal amount due plus interest and penalties. Iroquois filed suit against the Company on June 19, 2007 in the Supreme Court of the State of New York County of New York for breach of contract. On December 31, 2008 Iroquois waived all alleged defaults and subsequently withdrew its action against the Company.

Valadata, Inc. (L-60 Inc.) legal matter:

On July 10, 2006, the Company acquired Valadata, Inc. (“Valadata”), a retail merchant credit card processing provider catering primarily to the restaurant industry. The Company also acquired a separate retail portfolio. The purchase price for the transaction was $5.4 million in cash and an additional $1.5 million over the next two years, subject to performance milestones. The purchase price for the separate retail portfolio was $500,000. The Company determined that the performance milestones were not met as of July 10, 2007 and that no further obligation exists to the former shareholders of Valadata, Inc. However,  the Company did calculate the residuals of the underlying seller agents of Valadata and made milestone payments to all agents who reached their performance milestones. The former shareholders of Valadata, Inc. disagree with the Company’s determination.

In October 2007, L60, Inc. (“L60”), as former Valadata shareholders, filed suit against the Company in Maricopa County Superior Court. In its complaint, L60 alleges that Pipeline breached certain agreements made in connection with  the Company's acquisition of Valadata, and seeks approximately $1.5M, plus attorneys’ fees and costs.  The Company vigorously disputes the claims, has filed an answer denying any liability, and has countersued plaintiff and various related parties for, among other things, breach of contract and  tortious interference with contractual relationships.  The Company's counterclaims seek compensatory damages, as well as attorneys’ fees. On February 27, 2009, Pipeline and L60 filed cross motions for summary judgment.  After reviewing the briefing and hearing argument, the Court granted the Company's motion and denied one of L60's cross-motions, finding that L60 did not meet the performance milestones and was not entitled to any milestone payment. The Court granted L60's other motions dismissing the Company's remaining counterclaims and third party claims. Following the Court's rulings, the Company and L60 reached a preliminary settlement.

In February 2008,  the Company and First Data Merchants Services Corporation (“First Data”) reached a settlement of various disputes which resulted in, among other things, First Data agreeing to release to  the Company certain funds it was holding in response to L60’s demand not to release such funds. The basis for L60’s demand is described more fully below. As part of that settlement agreement, Pipeline agreed to indemnify First Data from losses arising out of the release of the funds.

On April 8, 2009, L60 filed suit against First Data and its affiliate CTS Holdings, LLC (“CTS”) in Colorado state court to recover the released funds and other alleged damages. The complaint asserts claims for wrongful payment, declaratory judgment and  tortious interference with contract. As a basis for these claims, L60 alleges that  the Company defaulted on its obligation to make payments on a promissory note for the purchase of Valadata that was secured by Valadata’s accounts receivable. After  the Company informed L60, in August 2007, that it would not make any further installment payments on the note, L60 notified Valadata’s account debtors, including First Data and CTS, that any future payment should be made directly to L60 and not Valadata. L60 alleges that First

Data and CTS ignored the notification and continued to make payments to Valadata. L60 seeks recovery of the unspecified amounts paid by First Data and CTS to Valadata, as well as seeking an order from the court that any future payments on amounts owed to Valadata are made directly to L60, and seeking alleged damages caused by the defendants’ interference with the agreement between L60, Pipeline and Valadata.  First Data and CTS successfully moved to stay pending the outcome of the related Arizona litigation between L60 and the Company.  In connection with the tentative settlement between the Company and L60, the claims against First Data and CTS will be dismissed once the settlement documentation is finalized.

CoCard Marketing Group, LLC legal matter:

On May 16, 2008, the Company and COCARD(R) Marketing Group, LLC (“CoCard”) signed a Definitive Merger Agreement, subsequently amended in September 2008 in an Amended and Restated Agreement and Plan of Merger, (the “Agreement”) for Pipeline to acquire CoCard for approximately $79.5 million in cash and notes plus future considerations based on certain performance measurements. CoCard is a Nashville, Tennessee-based merchant services provider comprised of 73 independent sales offices catering primarily to small and medium-sized retail accounts. CoCard processes over $3 billion of credit card transactions annually from its base of over 26,000 merchants.

The Agreement provided for certain conditions or obligations to be met by the parties in order to close. One such condition was for Pipeline to have consummated an investment transaction by ComVest Investment Partners (“ComVest”), or by one of its affiliates, for an amount equal to at least $50 million.

On December 12, 2008, CoCard filed a complaint in state court in Nashville, Tennessee, against ComVest and Pipeline seeking specific performance of the Agreement, or in the alternative, compensatory and punitive damages allegedly arising out of the termination of the Agreement, together with attorneys’ fees, costs and other relief. The claims directed against Pipeline are for breach of contract and breach of an alleged covenant of fair dealing. As to ComVest, the complaint asserts similar contract-related claims, but also alleges an assortment of statutory and common law claims based on ComVest’s conduct in the course of the transaction.   The Company and ComVest have answered the complaint, and the parties are now engaged in discovery.

The Company’s position is the financial obligations and conditions to close the transaction were not met and thus, the Company had no the obligation to close the transaction with CoCard was not triggered.

Our Subsidiary SecurePay.com, Inc (“SecurePay”) legal matter:

              United States District Court of Arizona by Net MoneyIN, Inc. (plaintiff) vs. Mellon Financial Corp., et al (defendants) (Cause No. CV-01-441-TUC-RCC) is an industry-wide suit against numerous defendants based on intellectual property infringement. A default judgment has been rendered against several of the parties, including SecurePay. Removal of this judgment is currently being sought. SecurePay views this suit to be without merit.

Garner Gifts contingent payment

Our payment processor First Data Merchant Services Corporation (“FDMSC”) informed us of suspected fraudulent activity by a merchant that could result in a loss of approximately $150,000. We believe that such loss should be paid by FDMSC pursuant to their indemnification requirements in the ISO Services and Marketing Agreement, as amended, between our companies. They disagree. We filed suit against FDMSC on October 29, 2007. The case citation is Pipeline Data, Inc. v. First Data Merchant Services Corporation, Garner Gifts, and Delayna Garner, United States District Court for the Eastern District of New York. We settled this action in February 2008 with FDMSC whereby FDMSC returned approximately $100,000 to our account.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO

MATTERS TO BE ACTED UPON

None.

PROPOSALS BY STOCKHOLDERS

None.

FINANCIAL AND OTHER INFORMATION

The following documents as filed with the SEC by the company are incorporated herein by reference:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

WHERE YOU CAN FIND MORE INFORMATION

The company is subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, NE, Washington, DC 20549 or may be accessed on the SEC website at www.sec.gov.

The SEC allows the company to “incorporate by reference” into this information statement documents it files with the SEC. This means that the company can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this information statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We will, upon the written request of any person who is a beneficial owner of our common shares on the record date, June 17, 2009, furnish without charge a copy of our annual report filed with the SEC on Form 10-K for the year 2008 and a copy of our quarterly report filed with the SEC on Form 10-Q for the three months ended March 31, 2009. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the Secretary at our address indicated on the cover page of this information statement.

We will pay all costs associated with the distribution of this information statement, including the costs of printing and mailing. The company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this information statement to the beneficial owners of the common stock.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for shareholder communications such as this information statement with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. We may deliver a single information statement to multiple shareholders sharing an address unless we have received contrary instructions from the affected shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a shareholder at a shared address to which a single copy of this information statement was delivered. Any such request should be directed to our Secretary at the address indicated on the cover page of this information statement. If, at any time, you decide you wish to receive a separate copy of all future shareholder communications, or if you are receiving multiple copies of such shareholder communications and wish to receive only one, please notify us of your request at the address indicated on the cover page of this information statement.

By Order of the Board of Directors

Randal A. McCoy

Director and Chief Executive Officer

Alpharetta, GA

June 17, 2009